Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 30 to Registration Statement No. 33-31072 on Form N-1A of our reports dated February 14, 2008, relating to the financial statements and financial highlights of Lord Abbett Series Fund, Inc., including All Value Portfolio, America’s Value Portfolio, Bond-Debenture Portfolio, Growth and Income Portfolio, Growth Opportunities Portfolio, International Portfolio, Large-Cap Core Portfolio, and Mid-Cap Value Portfolio, appearing in the Annual Reports on Form N-CSR of Lord Abbett Series Fund, Inc. for the year ended December 31, 2007, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

New York, New York

April 11, 2008